                                     LEASE


    THIS LEASE, made this 1st day of November, 1993, by and between Brier Hill Steel Company, Inc., a Pennsylvania corporation having offices at P.O. Box 386, Route 40, Brier Hill, Pennsylvania, 15415 (hereinafter called "Lessor"), and Harsco Corporation, a Delaware Corporation, having offices at 350 Poplar Church Road, Camp Hill, Pennsylvania 17011, as the lessee party and acting for its BMY-Combat Systems Operating Division (hereinafter called "Harsco").

                                  WITNESSETH:

    That Lessor, in consideration of the rents hereinafter covenanted to be paid by Harsco, and in consideration of the covenants hereinafter stipulated to be performed by Harsco, and in consideration of the mutual covenants and agreements, hereinafter mentioned, between Lessor and Harsco, does hereby demise, let and lease unto Harsco all that certain real property situate in North Union Township, Fayette County, Pennsylvania, consisting of 40.94 acres of land and all buildings, structures and improvements located thereon, including but not limited to two (2) buildings containing 175,000 square feet of total manufacturing space under roof, which real property and improvements are more specifically identified and described on Exhibit "A", which is attached to this Lease and made a part hereof (hereinafter called the "Premises"). The Premises are leased to Harsco together with all appurtenant rights and easements, including but not limited to those rights and easements providing free and uninterrupted ingress and egress between the Premises and the public streets, roads or highways known as PA Route No. 119 and Mt. Braddock Road, and those rights and easements necessary to free and uninterrupted provision of railroad carrier service to the Premises over and through the existing sidetrack. The Premises also include all fixtures and equipment presently located at or incorporated into the buildings and improvements located on the Premises. This Lease is made upon the following terms, stipulations, covenants, conditions and agreements, all of which the parties hereto, intending to be legally bound hereby, covenant and agree to keep and perform.

    1. PERSONAL PROPERTY. This Lease and the rent payable hereunder also include the following miscellaneous items of personal property presently located at the Premises: One self-propelled floor sweeping machine; all storage racks; all office equipment and furniture; and the telephone system used for communication with the guard shack.

    2. TERM. Harsco shall have and hold the Premises under this Lease, subject to the conditions of this Lease, for the full term of three (3) years, beginning on November 1, 1993 and ending on October 31, 1996 (hereinafter called the "Term"), unless sooner terminated or extended as hereinafter provided. Harsco's obligation to pay the rent shall commence on November 1, 1993. Lessor shall deliver possession of the Premises to Harsco on November 1, 1993. Lessor, however, shall not be liable to Harsco for any inability to deliver possession to Harsco on said date if Lessor's failure to deliver possession is due solely to force majeure or any other events or circumstances which are not within Lessor's control and are not foreseeable at the time of execution of this Lease. Such events and circumstances excusing timely delivery of possession shall not include any failure by Lessor to remove any third party in possession of all or any portion of the Premises.

    3. USE OF PREMISES. Harsco shall use the Premises as and for a manufacturing facility for any of the industrial, related and ancillary operations conducted by Harsco's BMY-Combat Systems Division as part of said Division's defense contracting business and related commercial manufacturing business. Harsco shall not use the Premises or any part thereof in any manner which would (i) materially violate any applicable law or lawful requirement of public authorities having jurisdiction over the Premises, or
(ii) cause structural injury to any building on the Premises.

    4. RENT. Harsco agrees to pay to Lessor for and during the Term, the sum of Eight Hundred and Forty Thousand and 00/100 ($840,000.00) Dollars, as rent reserved, which rent shall be payable without demand in advance monthly installments in the amount of Twenty Three Thousand Three Hundred Thirty Three and 33/100 ($23,333.33) Dollars each, on the 1st day of every month of the Term, beginning on November 1, 1993. Whenever under the terms of this Lease any sum of money is required to be paid by Harsco in addition to such rent, such sum, at Lessor's option, shall be deemed additional rent and collectable as such with any installment of rent thereafter falling due hereunder.

    5. OPTION TO RENEW. Provided Harsco is not in default hereunder, Lessor hereby extends to Harsco four (4) separate options to extend and renew this Lease for four (4) separate, additional terms of one (1) year each, at the identical terms and provisions set forth herein, except that the rent shall be as hereinafter set forth. If Harsco chooses to exercise any of such options, Harsco must do so by written notice given to Lessor no less than sixty (60) days prior to expiration of the Term or any then effective renewal term of this Lease. Subject only to the giving of timely notice to Lessor, Harsco shall be permitted to exercise its options at any time for any number of the consecutive renewal terms permitted hereunder. For instance, Harsco may deliver a notice specifically exercising both the first and second renewal terms at any time on or before sixty (60) days prior to expiration of the first year of the Term. Each permitted renewal term shall run from November 1 of the applicable year to October 31 of the following year. The rent reserved for each one (1) year renewal term shall be and remain unchanged in the total amount of Three Hundred Thirty Two Thousand Five Hundred and 00/100 ($332,500.00) Dollars, and shall be payable without demand in advance, monthly installments in the amount of Twenty Seven Thousand Seven Hundred Eight and 33/100 ($27,708.33) Dollars each. Such rental installments shall be paid on the 1st day of each and every month during any renewal term.
 References hereinafter to "the Term" shall include, if applicable, any of the renewal terms which has been exercised and obtained by Harsco under this paragraph.

    6. TERMINATION BY HARSCO. At any time during the Term, Harsco shall have the right to unconditionally and without specific cause or justification terminate this Lease. Termination shall be effective ninety (90) days following Harsco's notice of termination, at which time Harsco shall surrender the Premises to Lessor in accordance with paragraph 28 of this Lease. Harsco's obligation for the payment of rent and for other performances under this Lease shall terminate on such effective date, but nothing herein shall be deemed to relieve Harsco from the payment of monthly rental installments or other payments falling due before the effective date of termination. The last such monthly installment or other payment due Lessor hereunder, however, may be paid by Harsco on a per diem basis covering any period of less than one (1) full month from the end of the period covered by the previous installment of rent to the effective date of termination, or covering the portion of any statement from Lessor for reimbursement attributable to the period of time prior to the effective date of termination. Within thirty (30) days following the effective date of termination, Lessor shall reimburse to Harsco any amounts paid in advance by Harsco (such as real property taxes) which are attributable to periods following the effective date of termination.

    7. NET LEASE. Lessor and Harsco intend this Lease to be net to Lessor, so that the monthly rent required hereunder shall be paid in full in all events, without deduction for any expenses of Harsco in connection with the Premises, whether such expenses are to be paid by Harsco directly to third parties or are to be reimbursed by Harsco to Lessor, including but not limited to:

        (a)  Harsco's maintenance costs under paragraph 12;

        (b)  Harsco's utility expenses under paragraph 14;

        (c)  Harsco's insurance costs under paragraph 15; and

        (d) Harsco's real property tax reimbursement of Lessor under paragraph 16.

    8. LATE CHARGES. Harsco agrees to pay to Lessor, as additional rent, a late charge equal to five (5%) percent of the amount of any installment of rent or any other sum payable hereunder which is not paid on the date when due. Such late charge shall be deemed rent for all purposes under this Lease.

    9. PEACEFUL ENJOYMENT. Lessor represents and warrants that Lessor holds good and marketable fee simple title to the Premises, free and clear of liens and encumbrances and subject only to applicable zoning and land use laws and ordinances and to easements, conditions, restrictions and reservations of record, none of which are such that shall impair use and occupancy of the Premises by Harsco for the purposes set forth in paragraph 3 of this Lease. Lessor covenants that Harsco shall and may peacefully and quietly have, hold, occupy, possess and enjoy the Premises for the term hereinabove set forth, and that Lessor shall defend such possession and enjoyment by Harsco against all parties; provided, however, that Harsco shall pay the rent and shall keep, observe and perform all of the other covenants and provisions as required in this Lease.

    10. CONDITION OF PREMISES. Except as otherwise specifically set forth in this paragraph 10 and in other provisions of this Lease and subject to Lessor's maintenance obligations under paragraph 12 of this Lease, the Premises are leased to Harsco by Lessor in "as is" condition. Lessor represents and warrants to Harsco and covenants with Harsco that the equipment and building or mechanical systems presently located at the Premises or incorporated into the improvements located at the Premises shall be in good repair and operating condition at the commencement of this Lease. Such equipment and systems include, but are not limited to: heating, ventilating and air conditioning systems; plumbing, including drain lines; electrical service and distribution system; fire sprinkler system (which shall not be leaking); overhead doors and any related control systems; cranes, including overhead cranes, with any related control systems; air compressors and air lines; the oil/water separator tank system; and the industrial waste water treatment system.

    During the first sixty (60) days following commencement of this Lease, Harsco shall have the opportunity to operate and inspect all of the above mentioned equipment and systems, and to report any items which are not in good operating condition and repair to Lessor. Harsco shall not be limited to one (1) notice reporting all defective items, but may notify Lessor from time to time within said sixty (60) day period of any defective items, as they are discovered by Harsco. Promptly upon receipt of any such notice or notices from Harsco and no later than seventy (70) days following commencement of this Lease, Lessor, shall, at Lessor's option, either (i) perform, at Lessor's expense, any and all repairs, maintenance and replacements necessary to place the reported items in good operating condition and repair, or (ii) terminate this Lease. Lessor shall notify Harsco in writing of its decision within seventy (70) days following commencement of this Lease. If Lessor elects to terminate this Lease, Harsco, within ten (10) days following receipt of Lessor's notice electing termination, may, at Harsco's option, elect to forgive Lessor's repair obligations under this paragraph 10 as to the item or items Lessor refuses to repair. In such case, Lessor's election to terminate this Lease shall not be effective, and this Lease shall continue in full force and effect. If Lessor elects to terminate this Lease under this paragraph 10, Lessor shall be obligated to refund to Harsco, within fifteen (15) days following such termination by Lessor, one hundred (100%) percent of the rent and all other sums paid by Harsco under this Lease for and during the period beginning at commencement of this Lease and ending at termination of this Lease.

    At the end of Harsco's sixty (60) day inspection period, if no notice is received by Lessor that any items are not in good operating condition and repair, the taking of possession of the Premises by Harsco shall conclusively establish that all equipment and systems were, at commencement of this Lease, in satisfactory operating condition and repair, excepting only latent defects which could not reasonably be discovered by reasonably prudent inspection during such sixty (60) day period, and which Harsco can reasonably demonstrate existed at commencement of this Lease. Subject to the inspection rights provided in this paragraph, Harsco hereby agrees that it is entering into this Lease in reliance upon its own knowledge and inspection and without relying in any way upon any statement, written or verbal, of Lessor, except as specifically set forth in other provisions of this Lease.

    11. ADDITIONAL SECURITY FENCING. The Premises are presently enclosed by perimeter chain link security fencing, except along the common boundary between the Premises and the adjoining parcel now or formerly owned by Lessor and now occupied by Fayette Engineering Company. Prior to commencement of this Lease, Lessor, at Lessor's expense, will install substantially similar chain link security fencing along the entire common boundary between the Premises and the said Fayette Engineering Company property, so that the entire perimeter of the Premises will be enclosed by security fencing.

    12. MAINTENANCE AND REPAIRS. Lessor covenants and agrees to maintain, at Lessor's sole cost and expense, the exterior and major structural components of the Premises, including but not limited to the roof systems of the buildings, the exterior and/or underground portions of the utilities services to the Premises which are not the responsibility of the Utility Companies, any groundwater monitoring wells on the Premises that are required by law or regulation to be continuously operated or periodically tested, and the portions of any improved roadways, driveways or entranceways situated on Lessor's property but to which Harsco does not have exclusive access. However, Harsco shall be responsible for any required repairs or maintenance to the above items, (i) arising out of Harsco's operations or activities other than normal manufacturing processes, or (ii) resulting from the negligent acts or omissions of Harsco, its employees, agents or invitees. Harsco covenants and agrees that Harsco will maintain and repair, at Harsco's sole cost and expense, the interior of the Premises, including but not limited to, all doors and windows; the interior utility services of the Premises and any other improved roadways, driveways, entranceways and parking or storage areas on the premises; plumbing and drain lines; heating, air conditioning, ventilating and electrical systems; fire sprinkler system; overhead doors and related control systems; cranes, including the overhead cranes, and all related control systems; air compressors and air lines; the oil/water separator tank system; and the industrial waste water treatment system and all other items which constitute a part of the Premises that are not part of the specific maintenance duties of Lessor provided herein. Harsco's obligation to maintain the oil/water separator tank system and the industrial waste water treatment system shall not include the correction or remediation of any contamination (see paragraph 23 for definition of this term) related to said items which may be discovered at any time and results from any cause other than introduction to the Premises by Harsco's own operations at the Premises during the Term. Harsco shall likewise have no responsibility to alter, modify, redesign or replace said items if any agency having jurisdiction over the Premises under applicable environmental laws (see paragraph 23 for definition of this term) shall determine, at any time, that said items may not remain in operation or present at the Premises due to non-compliance with any applicable environmental law, whether or not the facts and circumstances representing such non-compliance existed at commencement of this Lease. Harsco shall be responsible for any snow removal desired by Harsco.

    Lessor represents and warrants to Harsco that Lessor has received no notices from any authorities having jurisdiction over the Premises that any conditions exist at the Premises which represent violations of any applicable zoning, building and land use and safety codes, ordinances or laws, and that Lessor has no actual knowledge that any such conditions or violations exist at the Premises. Notwithstanding Harsco's maintenance obligations under this Lease, Harsco shall have no responsibility for correction, repair or modification of any such conditions or violations, whether known or unknown to the parties, which existed at the Premises at commencement of this Lease.

    13. IMPROVEMENTS AND ALTERATIONS BY HARSCO. Harsco shall make no improvements, additions or alterations to the Premises costing, on an individual basis and not in the aggregate, in excess of Ten Thousand and 00/100 ($10,000.00) Dollars without Lessor's prior written approval.
Lessor's approval shall not be unreasonably withheld, taking into account the use of the Premises permitted under this Lease and taking into account Harsco's need to establish physical security of its operations at the Premises at a level deemed satisfactory by Harsco. Any and all improvements, additions and alterations made to the Premises by Harsco during the Term (except for trade fixtures and equipment installed by Harsco for use in its operations) shall become part of the Premises and shall remain with the Premises at termination or expiration of this Lease. Harsco shall obtain and file a waiver of liens executed by Harsco's contractor or contractors and shall submit same for Lessor's approval prior to initiating any work at the Premises costing in excess of Ten Thousand and 00/100 ($10,000.00) Dollars. Harsco shall pay all bills for any such work in full, and hereby agrees to indemnify, defend and save harmless Lessor and the Premises from and against any claims in the nature of mechanics' liens for work performed by or at Harsco's direction.

    The following improvements, additions and alterations to be performed by Harsco have been approved by Lessor at the time of execution of this Lease:

         (a) construction and installation of a heavy vehicle (including tracked vehicles) test track, including but not limited to the track itself, a test slope and a fording tank.

         (b) installation of suitable signage throughout the Premises and along the highway frontage, including directional signage and signage identifying occupancy of the Premises by Harsco and its BMY-Combat Systems Operating Division.

    14. UTILITIES. Harsco covenants and agrees to pay all bills which may be incurred for water, sewer, electricity, refuse removal and other utilities consumed by Harsco at the Premises during the Term, and Harsco does hereby release Lessor from any damage which may result by reason of failure of the supply of any utility or utilities. Should Harsco fail to pay any bills as aforesaid, Lessor shall have the right to pay the same and any such amount paid by Lessor shall be chargeable by Lessor to Harsco as additional rent.

    Lessor shall cause all utilities serving the Premises to be separately metered for the Premises, to the exclusion of any other property or user, and to be billed directly to Harsco. This shall include, but not be limited to water, sewer, gas, electricity and refuse removal. Harsco agrees to establish separate accounts for such utilities.

    15. INSURANCE. Harsco shall, at Harsco's sole cost and expense, obtain, maintain and keep in full force and effect during the Term the following insurance:

         A. "All risk" property insurance which shall insure the Premises (including any improvements made by Harsco under paragraph 13 hereof) against fire, storm, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the Commonwealth of Pennsylvania. Such insurance shall name Lessor as the primary insured and shall name Harsco as an additional insured, as its interest may appear. Said policy or policies shall insure the improvements at the Premises on a replacement cost basis for their full insurable value. Losses under said policy or policies shall be payable to Lessor. The policy shall include an undertaking by the insurer to notify Lessor and Harsco in writing not less than thirty (30) days prior to any material change, cancellation or other termination thereof. Such policy shall contain a deductible in an amount determined by Harsco in Harsco's reasonable judgment, which shall be subject to Lessor's reasonable approval. At commencement of this Lease, Harsco shall deliver to Lessor a certificate of insurance evidencing compliance with the requirements of this paragraph and a true, accurate and complete copy of the policy. Harsco shall pay all of the premiums for such insurance, and shall submit to Lessor such proof of payment of the premiums as may be reasonably requested by Lessor. At no time shall Harsco be required to provide insurance or any evidence of insurance or to pay any premiums for any insurance for any period of time following the effective date of any termination of this Lease by Harsco, or following the then effective termination or expiration date of the Term. If requested by Lessor, Harsco will name Lessor's first mortgagee, if any exists at commencement of this Lease or at any subsequent time, as a loss payee on such policy of all risk property insurance, under a standard mortgagee clause and as such mortgagee's interest shall appear. Without incurring any additional insurance obligation whatsoever to Lessor, Harsco shall maintain all risk property insurance acceptable to Harsco on its personal property and any property of others in its care, custody and control, and shall insure its business interruption exposures at the Premises. No party other than Harsco shall have any interest in or standing under such personal property and business interruption insurance, whether or not such insurance is carried or provided under the same policy to be provided by Harsco insuring the Premises.

         B. Comprehensive general liability insurance coverage to include personal injury, broad form property damage, operations hazard and any additional coverages desired by Harsco, naming Harsco as the insured and Lessor as an additional insured, in an amount per occurrence of not less than One Million and 00/100 ($1,000,000.00) Dollars combined single limit, bodily injury and property damage coverage. At commencement of this Lease, Harsco shall deliver to Lessor a certificate evidencing the maintenance of such liability insurance, which certificate shall include an undertaking by the insurer to notify Lessor and Harsco in writing not less than thirty (30) days prior to any material change, cancellation or other termination thereof. Harsco may obtain any of the insurance required of Harsco with a deductible or retention deemed reasonable by Harsco.

         C. Worker's compensation insurance in form and in an amount as required by the law of the Commonwealth of Pennsylvania, or alternatively, a self insurance program selected and maintained by Harsco in compliance with Pennsylvania law.

    All insurance policies required pursuant to this paragraph 15 shall be taken out with insurers rated B+ or better by A. M. Best Company, of Oldwick, New Jersey, and who are licensed to do business in the Commonwealth of Pennsylvania.

    In the event Harsco fails to provide any of the insurance Harsco is required to provide Lessor under this paragraph 15, this shall constitute a default under this Lease and shall entitle Lessor to the same remedies as for nonpayment of rent. In the event Harsco fails to make timely payment of any premiums, for the insurances required herein, Lessor shall have the option to pay the premiums and to be promptly reimbursed for such premiums paid by Harsco. Any amounts so paid by Lessor shall be deemed additional rent.

    Lessor and Harsco each hereby release the other from any and all liability or responsibility for any direct or consequential loss, injury or damage to the Premises, or its contents caused by fire or any other casualty during the Term, even if such fire or other casualty may have been caused by the negligence (but not the willful act) of the other party or a party for whom such party may be responsible. Inasmuch, as the above mutual waivers may preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), Lessor and Harsco hereby agree, if required by the policies of insurance required to be maintained by Harsco under this paragraph 15, to give written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of such waiver.

    16. TAXES. Lessor agrees to pay, during the discount period for each tax, all real property taxes legally levied, assessed, charged or imposed upon the Premises by North Union Township, the County of Fayette and Laurel Highlands School District during the Term. The county and township real property taxes shall be considered payable for a calendar year of January 1st to December 31st, and the school real property taxes shall be considered payable for a fiscal year of July 1st to June 30th. Harsco shall reimburse Lessor for One Hundred (100%) Percent of the discount amount of all such real property taxes. Harsco shall make such payments within thirty (30) days following Harsco's receipt from Lessor of a paid receipt for each tax. If at any time during the Term, the current tax bill paid by Lessor covers periods before commencement of the Lease or after the then effective termination date of the Lease, Harsco's obligation for reimbursement of taxes shall be prorated on a per diem basis, based on the applicable tax years stated above and based on the number of days in the Term which are within the tax year for which any tax bill has been paid by Lessor.

    In the event Harsco fails to reimburse Lessor for any taxes as provided herein, this shall constitute a default under this Lease and shall entitle Lessor to the same remedies as for nonpayment of rent.

    17. INDEMNIFICATION. Harsco covenants and agrees that Harsco will bear, pay and discharge, when and as the same become due and payable, all judgments and lawful claims for damages or otherwise against Lessor arising from or in any way connected with Harsco's use or occupancy of the Premises, and that Harsco will assume the burden and expense of defending all such law suits and actions, whether brought before or after the expiration of this Lease, and will protect, indemnify and save harmless Lessor by reason of or on account of the use or misuse of the Premises, or any part thereof, by Harsco due to the negligence of Harsco or Harsco's agents, servants, employees, but not by reason of or on account of the negligence of Lessor or Lessor's agents, servants or employees in and about the Premises or in any manner pertaining to the Premises.

    18. DESTRUCTION OF PREMISES - RESTORATION. If, at any time during the term of this Lease, the Premises are completely or partially destroyed, or rendered completely

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or partially inaccessible or unusable, by fire, storm or other casualty,
Lessor shall restore the Premises, exclusive of Harsco's personal property and trade fixtures but inclusive of improvements, additions and alterations to the Premises made by Harsco in accordance with the terms of this Lease, to substantially the same condition as existed immediately prior to the damage by casualty. Unless Harsco terminates this Lease, as hereinafter provided, Lessor shall be obligated to apply any proceeds obtainable under the insurance to be provided by Harsco under paragraph 15 of this Lease to restoration of the Premises, to the extent said insurance proceeds are attributable to claims for damages to the Premises. Harsco shall have the option to terminate this Lease upon thirty (30) days notice to Lessor if completion of restoration of the Premises by Lessor requires or can be determined by Harsco to require more than ninety (90) days. During restoration of the Premises, this Lease shall continue if not terminated by Harsco as aforesaid, but the rent payable by Harsco shall be abated or reduced to the extent and for such period of time that the Premises or any portion thereof are not usable by Harsco for the purposes for which the Premises have been leased.

    19. CONDEMNATION OF PREMISES. If the Premises are completely taken in condemnation by any government or other entity possessing and exercising powers in the nature of eminent domain (including instances where the Premises are transferred in lieu of condemnation), this Lease shall terminate on the effective date of the taking. The taking shall be deemed to have become effective when Harsco no longer has legal or physical possession of the Premises or any portion thereof, whichever first occurs. If any portion of the Premises is taken in condemnation, this Lease shall remain in effect as to the remaining portion of the Premises, except that Harsco shall have the option to terminate this Lease if the remaining portion of the Premises (including the means of access to the Premises and areas not occupied by building improvements and used for access, parking, storage and similar uses) is deemed unsuitable by Harsco, in Harsco's sole discretion, for Harsco's continued operation of its business on the Premises. Harsco may exercise this option to terminate this Lease by giving written notice to Lessor at any time which is within thirty (30) days before or after the effective date of the taking. In such case, this Lease shall terminate on the date Harsco gives notice to Lessor. If, after a partial condemnation of the Premises, Harsco does not terminate this Lease, the rent payable by Harsco shall be abated or reduced to the extent and for such period of time that the portion of the Premises taken in condemnation is not usable by Harsco. Lessor shall notify Harsco within three (3) business days of receipt by Lessor of any notice of condemnation (including any preliminary notice). The entire condemnation award shall belong to and be paid to Lessor, except that Harsco shall receive from the award the following:

         (a) The sum attributable to any improvements or alterations made to the Premises by Harsco at Harsco's expense, which improvements or alterations Harsco has the right to remove from the Premises pursuant to this Lease but elects not to remove, if any;

         (b) The sum attributable to that portion of the award constituting Harsco's relocation costs, if included in the award; and

         (c) Any special damages which by their nature are awardable only to Harsco

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

              as lessee and would not, under any circumstances or under any provisions of this Lease, be awarded to Lessor.

    In the event of any condemnation, Harsco shall be permitted to file a separate claim for any award that may be obtainable by Harsco under the terms of this Lease, or otherwise.

    20. INSPECTION. Lessor and Lessor's authorized agents shall, upon forty-eight (48) hours prior verbal notice to Harsco's manager in charge of the Premises, have the right to enter upon the Premises during Harsco's ordinary business hours to examine the same for any purpose whatsoever, including determining compliance by Harsco with Harsco's obligations under this Lease.

    21. ASSIGNMENT. Accept as hereinafter provided, Harsco may not assign this Agreement of Lease or sublet the Premises, or any part thereof, without the prior written consent of Lessor, which consent shall not be unreasonably withheld by Lessor. Lessor has been advised by Harsco that Harsco is presently negotiating with FMC Corporation to establish a joint venture, partnership or other similar legal entity to combine and jointly operate certain defense contracting businesses of Harsco's BMY-Combat Systems Division and certain defense contracting business of FMC Corporation. Lessor agrees that Harsco shall have the unrestricted right to assign this Lease and all of Harsco's rights and obligations concerning the Premises and this Lease to any such joint venture, partnership or other legal entity. Such assignment shall include all options for renewal terms and all options to purchase the Premises contained in this Lease. Such assignment shall be effective immediately upon notice thereof by Harsco to Lessor, and shall operate as a complete assumption by the new entity of all of Harsco's obligations as the lessee party under this Lease. If requested by Harsco, Lessor shall execute, at the time of closing by Harsco and FMC of the transaction creating such new entity, a complete novation of this lease which shall effectively substitute the new entity for Harsco as the lessee party under this Lease, and shall ratify all of the then existing terms and conditions of this Lease.

    22. DEFAULT BY HARSCO. It is hereby expressly understood and agreed that if Harsco shall:

         (a) default in the payment on the date when due of rent, additional rent, insurance, real property taxes, utilities or any other monetary obligation of Harsco hereunder; or

         (b)  desert or vacate the Premises; or

         (c) default in the performance of any material term, condition or covenant of this Agreement of Lease; or

         (d) neglect to materially comply with any of the statues, ordinances, rules, orders, regulations and requirements of the federal, state and local governments, or of any and all of their departments and bureaus, applicable to Harsco's activities at the Premises, except where such compliance is Lessor's obligation under this Lease; or

         (e) file a petition in bankruptcy or be adjudicated a bankrupt or insolvent by any court, or make an assignment for the benefit of creditors, or take advantage of any insolvency act, or if a receiver or trustee in bankruptcy or a receiver of Harsco's property shall be appointed;

    Then, upon the occurrence of any one of the above defaults and following fifteen (15) days written notice of default under subparagraph (a) above or following twenty (20) days written notice of any other default provided herein from Lessor to Harsco (which notice shall specify the default relied upon by Lessor) without cure of the default by Harsco within said fifteen
(l5) or twenty (20) day period, whichever is applicable:

         (a) it shall be lawful for Lessor to terminate this Lease and to re-enter the Premises and to repossess, enjoy and have the use of same, with force or otherwise;

         (b) the rent reserved herein for the full remaining Term of the Lease shall become immediately due and payable, and Lessor may proceed to collect same, together with any other sums due and payable by Harsco under this Lease, by any lawful means, subject only to any mitigation of damages which may be accomplished by Lessor through reletting of the Premises; and

         (c) Harsco shall be deemed in default hereunder for the purpose of an action in ejectment by Lessor.

    If any default by Harsco, other than default in any payment under subparagraph (a) above, is of such nature that it cannot reasonably be completely cured within the aforesaid twenty (20) day period, then Harsco shall not be deemed in default so long as Harsco commences cure of the default within said twenty (20) day period and thereafter diligently and continuously pursues cure of such default.

    23. ENVIRONMENTAL. Lessor represents and warrants to Harsco that after reasonable and prudent investigation by Lessor and to the best of Lessor's knowledge, information and belief, the Premises, including the ground or soil, the ground water and the improvements located thereon, contain no hazardous, toxic or otherwise regulated materials, substances or wastes in quantities or concentrations which require clean up or any remedial action whatsoever under any federal, state or local law, statute, regulation or ordinance having as its subject environmental protection or the regulation of hazardous or toxic substances, materials or wastes, including petroleum products and derivatives, fractions or components thereof, (hereinafter called, respectively, "contamination" and "applicable environmental laws"). In the event contamination is found, at any time, to exist at the Premises in violation of applicable environmental laws from any cause other than the operations or activities of Harsco at the Premises during the Term, whether or not the contamination was regulated or deemed contamination at the commencement of this Lease, Harsco, upon written notice to Lessor, may terminate this Lease, effective sixty (60) days following said notice unless within said sixty (60) days said contamination is completely removed or corrected so as to make the Premises in full compliance with applicable laws and regulations, in which event said termination notice becomes null and void and ineffective. Lessor shall indemnify, defend and hold harmless Harsco from and against any and all claims, suits, administrative actions or proceedings, fines, penalties, damages, costs, and losses and other expenses, including attorneys fees and court costs, and expenses of relocating Harsco's operations or activities imposed on or suffered at any time by Harsco or Lessor as a result of the presence, at any time, of contamination at the Premises in violation of applicable environmental laws from any cause other than Harsco's own operations or activities at the Premises during the Term, or as the result of any legal or administrative action or proceeding instituted by any party, including any government or government agency at any time which is based on the presence, at any time, of contamination at the Premises in violation of applicable environmental laws from causes alleged or determined to be other than Harsco's own operations or activities at the Premises during the Term. This indemnification shall include, without limitation, the costs of any investigation, testing, cleanup or other remedial measures, and Lessor shall be liable to Harsco for the aforesaid losses.

    Lessor represents and warrants to Harsco that after reasonable investigation by Lessor and to the best of Lessor's knowledge, information and belief that: (i) there are no underground or aboveground storage tanks (as defined in or regulated under any applicable local, state or federal law, ordinance, statute or regulation) located in or on the Premises, except those identified, described or referred to in a certain environmental site assessment concerning "Fruehauf Corporation Leased Properties", performed by Eastern Technical Associates under issue date February 19, 1992 for The Greater Uniontown Industrial Fund ("Environmental Study"), which was prepared in connection with acquisition of the Premises by Lessor, and a copy of which was delivered to Harsco by Lessor prior to execution of this Leases; and (ii) the improvements located on the Premises do not contain any building materials or components which incorporate asbestos of a kind or type or in such condition that requires any type of remedial work, including but not limited to repair, removal or sealing, under any applicable federal, state or local statutes, laws, ordinances and regulations concerning in any manner the regulation of asbestos, asbestos safety and exposure to asbestos. If storage tanks are found to exist at the Premises during the Term, or if asbestos of type, kind or in a condition requiring remediation as aforesaid is found to exist at the Premises during the Term, Lessor shall promptly comply with any and all applicable federal, state or local statutes, laws, ordinances and regulations concerning same. Such compliance shall be at Lessor's expense. Lessor shall indemnify defend and hold harmless Harsco from and against any such costs of compliance and from and against any and all claims, suits, administrative proceedings, fines, penalties, costs, losses, damages and other expenses, including claims for exposure to asbestos by third parties or employees and attorney's fees and court costs, and expenses of relocating Harsco's operations imposed on or suffered at any time by Harsco as the result of the presence of such storage tanks or asbestos.
In the event that Harsco performs any work at the Premises under paragraph 13 of this Lease which disturbs any asbestos materials incorporated into the improvements at the Premises in a manner and to the extent that remediation, as described above, of such asbestos is required, then such remediation of any portion of such asbestos actually disturbed by Harsco shall be performed by Harsco at Harsco's sole cost and expense. Harsco, however, shall not be obligated to perform such remediation if: (i) Lessor failed to disclose the presence of such asbestos at the Premises at the time of execution of this Lease in a manner or under circumstances which would represent a violation of Lessor's aforesaid representation and warranty concerning asbestos, or (ii) the need for such remediation is due primarily to deteriorating condition of the materials or components containing the asbestos, or to Harsco's ordinary plant operations at the Premises, rather than to any such work performed by Harsco.

    Harsco covenants and agrees not to store, use, dump or dispose of any hazardous or toxic substances on the Premises in any manner which may cause the Premises to be in violation of any applicable environmental law or regulation. Harsco hereby indemnifies and holds Lessor harmless and agrees to defend Lessor from and against any claims or actions and for the cost of removal thereof arising from any hazardous or toxic substances introduced to the Premises as a result of Harsco's occupancy of the Premises. "Hazardous substances" include "hazardous waste" and "hazardous substances" as defined by applicable federal and state statutes or regulations. It understood that, subject to compliance with applicable environmental laws and to Harsco's obligation of indemnification hereunder, Harsco shall be permitted to use, store and generate any hazardous substances which are necessary to the conduct of Harsco's business operations at the Premises.

    The representations, warranties and covenants of indemnification contained in this paragraph are deemed material and continuing and are intended to survive termination of this Lease.

    Lessor hereby authorizes Harsco and its agents, consultants and contractors to perform, at Harsco's expense and at any time, any environmental studies of the Premises deemed necessary by Harsco to establish, for its own purposes, the condition of the Premises at commencement of this Lease or thereafter during the Term with respect to environmental compliance. Such environmental studies may include, at Harsco's option, intrusive studies. If Harsco performs any intrusive environmental studies, Harsco shall be responsible for returning the Premises to substantially the same physical condition as the condition existing before such activities were performed. Harsco agrees to give prior written notice to Lessor that it intends to perform such environmental studies of the Premises, and further agrees to deliver to Lessor copies of all reports generated as a result of any such environmental studies. Lessor shall deliver to Harsco, before commencement of this Lease, true and complete copies of any environmental studies, evaluation reports, remedial action recommendations, proposals for environmental remediation work or reports of completed environmental remediation work concerning the Premises in possession of Lessor.

    In addition to Harsco's above-mentioned right to terminate this Lease and subject to the sixty (60) day cure period set forth herein, Harsco shall also have the right to exclude any area or areas of the Premises subject to the contamination from active use, occupancy or maintenance by Harsco under this Lease. Harsco may so exclude any such contaminated portions of the Premises by providing written notice thereof to Lessor. Upon request of Harsco, Lessor agrees to execute an addendum to this Lease identifying any excluded areas and acknowledging that Harsco has chosen not to occupy and use such areas and that Harsco shall have no maintenance obligation or other responsibility for such areas. Harsco shall not, however, have the right to reduction or abatement of rent on account of exclusion of any portion of the Premises from occupancy by

Harsco through Harsco's decision under this paragraph 23. At Harsco's option and expense, Harsco may also physically secure any excluded areas by installing fencing or other physical barriers. At Lessor's option, any such fencing or physical barriers shall be removed by Harsco at termination of this Lease.

    24. OPTION TO PURCHASE. Lessor hereby grants to Harsco the exclusive and irrevocable option to purchase the Premises, which may be exercised by Harsco at any time during the initial three (3) year Term of the Lease, but shall be effective only on any of the anniversary dates of this Lease occurring during said three (3) year Term, namely, October 31, 1994, October 31, 1995 or October 31, 1996. Under this option to purchase, the purchase price for the Premises shall be: (i) One Million Five Hundred Thousand and 00/100 ($1,500,000.00) Dollars if Harsco gives notice during the first year of the initial Term and exercises the option effective October 31, 1994; or
(ii) One Million Three Hundred Thousand and 00/100 ($1,300,000.00) Dollars, if Harsco gives notice during the second year of the initial Term, and exercises the option effective October 31, 1995; or (iii) One Million One Hundred Thousand and 00/100 ($1,100,000.00) Dollars, if Harsco gives notice during the third year of the initial Term and exercises the option effective October 31, 1996. Harsco may exercise the option by giving written notice thereof to Lessor at any time during the initial three (3) year Term of the Lease. Within thirty (30) days following Harsco's notice of exercise of the option to purchase, the parties shall execute a written agreement of sale of the Premises, which shall be prepared by Harsco and shall be subject to the approval of Lessor as to compliance with the terms and conditions contained in this paragraph 24, and shall include the following terms and other terms which are deemed necessary and are mutually approved by the parties and which are not inconsistent therewith:

         (a) Closing to be held at the Premises or at another mutually convenient location on or before a date which is thirty
              (30) days following the effective date of Harsco's notice of exercise of the option, which effective date is the anniversary date of this Lease next immediately subsequent to the date the notice exercising the option to purchase is delivered to Lessor.

         (b) Conveyance by special warranty deed of good and marketable fee simple title to the Premises (which shall also be insurable by a title insurance company selected by Harsco at regular rates), free and clear of liens and encumbrances and subject only to applicable zoning and land use laws and ordinances and to easements, conditions, restrictions and reservations of record, none of which shall, in Harsco's reasonable judgment, impair the use or value of the Premises as an industrial facility or threaten the continued use and existence of any improvement on the Premises.

         (c) State and local Realty Transfer Taxes to be paid in equal shares by the parties.

         (d) Payment of the purchase price in full in the form of immediately available United States funds at closing.

         (e) Harsco to remain liable for the payment of rent and other sums payable under this Lease on a per diem basis through the date of closing.

         (f) Lienable municipal utilities and real property taxes to be prorated between the parties as of the date of closing, with county and township taxes to be prorated on a calendar year basis and school taxes to be prorated on the basis of a July 1st to June 30th fiscal year. Provided however, all such utilities and taxes for which Harsco is obligated under this Lease to pay during the Term of this Lease shall continue to represent obligations of Harsco.

         (g) The deed to be prepared at Lessor's expense, with Harsco to pay for recording of the deed.

         (h) At Harsco's option and expense, a current survey of the Premises may be made and the legal description in the deed of conveyance shall conform to such survey.

    If Harsco exercises its rights to any one or more of the four one (1) year extension terms provided for in paragraph 5 of this Lease, the exclusive and irrevocable option to purchase granted under this paragraph 24 shall be available to Harsco during the extended term of this Lease. The purchase price at any time during any of the extension terms shall be One Million One Hundred Thousand ($1,100,000.00) Dollars. Harsco may give notice of exercise of the option to purchase at any time during any extension term. As provided hereinabove, Harsco and Lessor shall execute a contract of sale including the above specified terms within thirty (30) days following Harsco's notice of exercise of the option to purchase. Said contract of sale shall also provide that closing of the purchase and sale shall be held on or before a date which is sixty (60) days following the date of Harsco's notice of exercise of the option to purchase. On and after November 1, 1996, which is the beginning of the first available extension term and so long as Harsco has exercised an extension term which is then effective, and even if the Lease is not then in the last of the extension terms which has been exercised by Harsco, there shall be no restriction whatsoever on the date, effective date and closing date of and under Harsco's exercise of the option to purchase. At all such times, Harsco, having exercised the option to purchase, shall be entitled to close the transaction within sixty (60) days following its notice of exercise of the option, without restriction or limitation to any particular dates or anniversary dates occurring during any of the extension terms.

    In all cases of purchase of the Premises by Harsco, this Lease shall terminate on the date of closing.

    25. NON-LIMITATION OF REMEDIES. The rights and remedies granted to Lessor in this Lease, or otherwise existing at law or equity, may be exercised concurrently, successively, or in the alternative, at Lessor's discretion.

    26. WAIVER OF BREACH. No waiver of a breach of any of the covenants or conditions of this Agreement of Lease shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition.

    27. NOTICE. All notices required or permitted to be given under this Lease shall be given by United States certified mail, postage prepaid, with return receipt requested, addressed to the proper party, at the following addresses, or at such other address either party shall provide in a notice complying with this Paragraph:

    IF TO HARSCO:  HARSCO CORPORATION
                   350 POPLAR CHURCH ROAD
                   CAMP HILL, PA  17011

                   ATTN:  DEREK C. HATHAWAY, PRESIDENT AND CHIEF OPERATING
                                OFFICER

    IF TO LESS0R:  BRIER HILL STEEL COMPANY, INC.
                   P.O. BOX 76
                   BROWNSVILLE, PA  15417

                   ATTN:  JAMES R. SNYDER, VICE PRESIDENT

    All such notices shall be effective upon receipt or ninety six (96) hours following their deposit in the United States certified mail, as above provided, whichever first occurs.

    28. SURRENDER OF PREMISES. Upon the expiration or earlier termination of this Lease, Harsco shall return the Premises to Lessor in substantially the same condition as the Premises were at the commencement of this Lease, ordinary wear and tear excepted. All fixtures, equipment, and improvements (except for Harsco's trade fixtures and equipment) attached to or built into the Premises by or for Harsco, shall be and remain the property of Lessor. Harsco shall remove Harsco's personal property and trade fixtures and equipment, and shall repair any damages to the Premises caused by removal of trade fixtures and equipment attached to or built into the Premises.

    29. TIME IS OF THE ESSENCE. Time is agreed by Lessor and Harsco to be of the essence of each provision of this Lease.

    30. GOVERNING LAW. The construction of this Lease and the rights and remedies of Lessor and Harsco, shall be governed by the laws of the Commonwealth of Pennsylvania. This Lease shall be interpreted as if drafted jointly by and for the parties, and not as if drafted solely or primarily by or for either party.

    31. SEVERABILITY. If any Term or provision of this Lease or application thereof to any person or circumstance be held invalid, the remainder of the terms or provisions of this Lease shall not be affected thereby and, to this end, the parties hereto agree that the terms and provisions of this Lease are severable.

    32. ENTIRE AGREEMENT. This Lease constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

    33. MODIFICATION. No amendment, modification, alteration or rescission of the terms hereof shall be binding, unless the same be in writing, dated subsequent to the date hereof and duly executed by the parties hereto.

    34. SUCCESSOR'S BOUND. The provisions of this Agreement of Lease shall be binding upon and inure to the benefit of the respective successors and assigns of Lessor and Harsco.

    35. RECORDING. At the request of either party, the other party agrees to execute and acknowledge a memorandum of this Lease, and cooperate in recording of the same in the public real estate records of Fayette County, Pennsylvania. Any such memorandum shall be in a form mutually satisfactory to Lessor and Harsco and shall include appropriate notice that Harsco holds options to purchase the Premises under this Lease and to extend the Term.
The costs of preparing the memorandum and recording same shall be paid by the party requesting its execution and recording. Upon expiration or termination of this Lease, Harsco shall, upon request by Lessor, execute and acknowledge a recordable document giving appropriate notice of termination of this Lease and extinguishment of Harsco's option to purchase the Premises.

    IN WITNESS WHEREOF, Lessor and Harsco, intending to be legally bound, have executed this Lease on the day and year first above written.

ATTEST:                            LESSOR:

                                   BRIER HILL STEEL COMPANY


/s/ Authorized Signatory           BY:  /s/ James R. Snyder
-----------------------------           ---------------------------------


ATTEST:                            HARSCO CORPORATION


/s/ Paul C. Coppock                BY:  /s/ Derek C. Hathaway
-----------------------------           ---------------------------------
Paul C. Coppock                             Derek C. Hathaway
V.P., General Counsel & Secretary           President & Chief Operating
                                            Officer

                           LEASE NOVATION AGREEMENT


THIS AGREEMENT is entered into by and between

     Harsco Corporation, a Delaware Corporation with offices at 350 Poplar Church Road, Carnp Hill, Pennsylvania 17011-8888 (hereinaher called "Harsco"), and

     Brier Hill Steel Company, Inc., a Pennsylvania Corporation, having offices at P.O. Box 386, Route 40, Brier Hill, Pennsylvania 15415 (hereinafter called "Lessor"), and

     United Defense, L.P., a Delaware limited partnership, with offices at P.O. Box 15512, York, Pennsylvania, 17405-1512.

WHEREAS, on 1 November 1993, Harsco and Lessor entered into a lease of certain property located in North Union Township, Fayette County, consisting of 40.94 acres of land, which premises are more fully described in the said lease (hereinafter called the ULease"), and

WHEREAS, pursuant to paragraph 21 of the Lease, Harsco has now assigned the Lease to an entity consisting of Harsco's BMY-Combat Systems and FMC Corporation's defense contracting business, and

WHEREAS, the parties to the Lease now wish to effect a novation, as required by paragraph 21,

NOW THEREFORE, the parties hereto agree as follows:

1. Harsco hereby fully and completely delegates its duties and assigns its rights and obligations under the Lease to United Defense, L.P. and, as a consequence, hereby relinquishes any and all rights or benefits arising thereunder.

2. United Defense, L.P. acknowledges and accepts Harsco's delegation and assignment of the Lease and agrees to perforrn all Harsco's obligations and accepts all Harsco's liabilities thereunder.

3. Lessor hereby acknowledges and accepts said delegation and assignrnent and remises, releases and quit claims Harsco from any further duties, obligations or liabilities of any kind under the Lease.

4. Delete from the preamble the reference to "Harsco Corporation, a Delaware Corporation, having offices at 350 Poplar Church Road, Camp Hill, Pennsylvania, 17011," and substitute therefor, "United Defense, L.P., a Delaware limited partnership, with offices at One Wolps Church Road, York, Pennsylvania 17405-1512."

5. The parties hereto agree that all rents already paid under the Lease shall be credited to United Defense, L.P., and that United Defense, L.P. shall be liable only for the outstanding balance of rents owed and payable under paragraph 4 of the Lease for the remainder of the Term and for the term of any options executed by United Defense, L.P., as provided for in paragraph 5 of the Lease.

6. Delete all references thereafter to "Harsco" and substitute therefor "United Defense, L.P."

7. Paragraph 27, Notices, is hereby modified as follows: delete the reference to Harsco and substitute therefor, "United Defense, L.P., P.O. Box 15512, York, PA 17405-1512, ATTN: Legal Department."

8.  All other provisions of the Lease shall remain unchanged.

9. This Agreement and the statements, terms and conditions contained herein shall inure to the benefit of, and may be relied upon by, each of the three parties hereto, together with their respective legal representatives, successors and permitted assignees, and shall be binding upon the three parties hereto, and their respective legal representatives, heirs, personal representatives, successors and assigns.

10. The Lease and this Agreement together contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior understanding or written or oral agreements by and between the three parties hereto.

HARSCO CORPORATION                      ATTEST:


By:/s/ Authorized Signatory             /s/ Authorized Signatory
   ----------------------------         ---------------------------


BRIER HILL STEEL COMPANY, INC.          ATTEST:


By:/s/ James R. Snyder                  /s/ Authorized Signatory
   ----------------------------         ---------------------------


UNITED DEFENSE, L.P.                    ATTEST:


By:/s/ Authorized Signatory             /s/ Authorized Signatory
   ----------------------------         ---------------------------

                              LEASE MODIFICATION


THIS AGREEMENT made and entered into this 17 day of June 1996, BY AND BETWEEN

     United Defense, L.P. (hereinafter referred to as "United Defense, L.P."), a Delaware limited partnership, with offices at P.O. Box 15512, York, Pennsylvania 17405-1512, and

     Brier Hill Steel Company, Inc. (hereinafter referred to as "Lessor"), whose address is P.O. Box 386, Route 40, Brier Hill, Pennsylvania 15415.

                                  WITNESSETH:

WHEREAS, on l November 1993, Harsco Corporation (hereinafter "Harsco") and Lessor entered into a Lease of certain property located in North Union Township, Fayette County, consisting of 40.94 acres of land, which Premises are more fully described in the said lease (hereinafter called the "Lease"); and

WHEREAS, in or about March of 1994, Harsco, Lessor and United Defense, L.P. entered into a Lease Novation Agreement, whereby Lessor consented to Harsco's assignment of the Lease to United Defense, L.P. in substitution for Harsco; and

WHEREAS, in the Summer of 1995, Lessor added approximately one thousand six hundred square feet to the existing improvements on the Premises, as a result of which on October l, l995 United Defense, L.P. started paying Lessor, and Lessor started accepting from United Defense, L.P., a total monthly rent of $24,025.33; and

WHEREAS, United Defense, L.P. and Lessor now wish to amend and modify the said Lease to reflect the aforesaid increase in the square footage of total manufacturing space under roof at the Premises; and

WHEREAS, United Defense, L.P. and Lessor also wish to amend and modify the said Lease further to reflect their desire to increase the number of one year lease renewal options available to United Defense, L.P. from four separate one year options to seven separate one year options at a new rental rate per square foot; and

WHEREAS, United Defense, L.P. and Lessor also wish to amend and modify the said Lease further to reflect their desire to increase the number of options to purchase to Premises to match the increased number of lease renewal options;

NOW THEREFORE, United Defense, L.P. and Lessor agree as follows:

1. Delete the nurnber "175,000" between the words "containing" and "square feet" in the tenth line of the opening recitation on page one of the Lease, and insert in lieu thereof the number "176,600".

2. Delete the number, "Eight Hundred and Forty Thousand and 00/100 ($840,000.00) Dollars" in paragraph 4, "RENT" and insert in lieu thereof, "Eight Hundred Forty-Eight Thousand Nine Hundred Ninety-Five and 88/100 ($848,995.88) Dollars".

3. Insert in the first sentence of paragraph 4, "RENT", after the phrase, ". . . in the amount of Twenty Three Thousand Three Hundred Thirty Three and 33/100 ($23,333.33) Dollars each, . . ." the following, ". . . from November 1, 1993 through September 1, 1995, and in the amount of Twenty Four Thousand Twenty-Five and 33/100 ($24,025.33) Dollars each, from October 1, 1995 through October 1, 1996, . . ."

4. Delete paragraph 5, "OPTION TO RENEW", and substitute in lieu thereof the following new paragraph 5:

    "Provided United Defense, L.P. is not in default hereunder, Lessor hereby extends to United Defense, L.P. seven (7) separate options to extend and renew this Lease for seven (7) separate, additional terms for one (1) year each, at the identical terms and provisions set forth herein, except that the rent shall be as hereinafter set forth in Table I. If United Defense, L.P. chooses to exercise any of such options, United Defense, L.P. must do so by written notice given to Lessor no less than sixty (60) days prior to expiration of the Term or any then effective renewal term of this Lease. Subject only to the giving of timely notice to Lessor, United Defense, L.P. shall be permitted to exercise its option at any time for any number of the
consecutive renewal terms permitted hereunder.   For instance, United
Defense, L.P. may deliver a notice specifically exercising both the first and second renewal terms at any time on or before sixty (60) days prior to expiration of the first year of the Term. Each permitted renewal term shall run from November 1 of the applicable year to October 31 of the following year. The rent reserved for each one (1) year renewal term shall be as follows in Table I, and shall be payable without demand in advance, in the monthly installments stated hereinbelow. Such rental installments shall be paid on the first day of each and every month during any renewal term. References hereinafter to "the term" shall include, if applicable, any of the renewal terms which have been exercised and obtained by United Defense, L.P. under this paragraph.

    "Lease rates for the option terms, if exercised, are as follows:

                                Table I

Option                         Annual Rate/                   Monthly
Number       Lease Term         Sq. Foot     Annual Rent*   Installment

  1     1 Nov 96 - 31 Oct 97      $1.75      $309,050.00     $25,754.17
  2     1 Nov 97 - 31 Oct 98      $1.75      $309,050.00     $25,754.17
  3     1 Nov 98 - 31 Oct 99      $1.90      $333,540.00     $27,961.67
  4     1 Nov 99 - 31 Oct 00      $1.90      $333,540.00     $27,961.67
  5     1 Nov 00 - 31 Oct 01      $1.90      $333,540.00     $27,961.67
  6     1 Nov 01 - 31 Oct 02      $2.00      $353,200.00     $29,433.33

  7     1 Nov 02 - 31 Oct 03      $2.00      $353,200.00     $29,433.33

*The "Annual Rent" is the product of the "square feet" stated in paragraph 1 of the Lease, times the "Annual Rate/Sq Foot" stated in Table I of the Lease.

5. In paragraph 24, "OPTION TO PURCHASE", insert the following words or phrases in the provision beginning near the bottom page 17 of the Lease, which provision opens with the words, "If United Defense, L.P. exercises its rights to any one or more . . ."

    a.   Between the words "the" and "four" in the first sentence (page
         17) insert the word "first", such that the provision shall read, in part, ". . . one or more of the first four one (1) year extension terms . . ."

    b.   Between the words "the" and "extension" in the second sentence
         (page 18) insert the words "first four", such that the provision shall read, in part, ". . . at any time during any of the first four extension terms . . ."

    c. Between the second and the third sentences insert the following sentences:

         "If United Defense, L.P. exercises its rights to any one or more of the next three one (1) year extension terms provided for in paragraph 5 of this Lease, the exclusive and irrevocable option to purchase granted under this paragraph 24 shall be available to United Defense, L.P. during the extended term of this lease. The purchase price at any time during any of the next three extension terms shall be One Million Three Hundred Fifty Thousand ($1,350,000.00) Dollars."

    d. At the end of paragraph 24, "OPTION TO PURCHASE", insert the following Table II:


                                Table II
If Option to Purchase is                            The Purchase Price for the
Exercised During           Lease Term               Premises shall be

Basic Term Year 1          1 Nov 93 - 31 Oct 94     $1,500,000.00

Basic Term Year 2          1 Nov 94 - 31 Oct 95     $1,300,000.00

Basic Term Year 3          1 Nov 95 - 31 Oct 96     $1,100,000.00

Option Term 1              1 Nov 96 - 31 Oct 97     $1,100,000.00

Option Term 2              1 Nov 97 - 31 Oct 98     $1,100,000.00

Option Term 3              1 Nov 98 - 31 Oct 99     $1,100,000.00

Option Term 4              1 Nov 99 - 31 Oct 00     $1,100,000.00

Option Term 5              1 Nov 00 - 31 Oct 01     $1,350,000.00

Option Term 6              1 Nov 01 - 31 Oct 02     $1,350,000.00

Option Term 7              1 Nov 02 - 31 Oct 03     $1,350,000.00

IN WITNESS WHEREOF, the parties intending to be legally bound have executed this Agreement by signing below.

BRIER HILL STEEL COMPANY, INC.    UNITED DEFENSE, L.P.


/s/ James R. Snyder               /s/ Peter C. Woglom
------------------------------    ----------------------------------------
Name                              Name

Vice President                    V.P. & G.M. UDLP Ground Systems Division
------------------------------    ----------------------------------------
Title                             Title

June 4, 1996                      June 17, 1996
------------------------------    ----------------------------------------
Date                              Date



/s/ Authorized Signatory          /s/ Authorized Signatory
------------------------------    ----------------------------------------
Attest                            Attest